Filed Pursuant to Rule 424(b)(3)

Registration No. 333-276173

Prospectus Supplement

(to prospectus dated August 12, 2025)

AERIES TECHNOLOGY, INC.

10,566,347 Class A Ordinary Shares Issuable Upon Exercise of Exchange Rights

21,027,801 Class A Ordinary Shares Issuable Upon Exercise of Warrants

53,805,874 Class A Ordinary Shares

9,527,810 Warrants to Purchase Class A Ordinary Shares

Offered by the Selling Securityholders

This prospectus supplement is being filed to update and supplement information contained in the prospectus dated August 12, 2025 (the “Prospectus”) related to: (A) (i) up to 10,566,347 Class A ordinary shares, par value $0.0001 per share (“Class A ordinary shares”), of Aeries Technology, Inc., a Cayman Islands exempted company (the “Company”), upon exchange of shares of Aark Singapore Pte. Ltd. or Aeries Technology Group Business Accelerators Private Limited, pursuant to the exchange agreements dated November 6, 2023, and (ii) up to 21,027,801 Class A ordinary shares issuable upon the exercise of the (a) 11,499,991 redeemable warrants to purchase Class A ordinary shares that were issued by Worldwide Webb Acquisition Corp. as part of the units in its initial public offering (“IPO”), and (b) 9,527,810 redeemable warrants (the “Private Placement Warrants”) to purchase Class A ordinary shares originally issued to Worldwide Webb Acquisition Sponsor, LLC in a private placement that closed simultaneously with the consummation of the IPO; and (B) the resale from time to time by the Selling Securityholders (as defined in the Prospectus) of (i) an aggregate of up to 53,805,874 Class A ordinary shares, and (ii) up to 9,527,810 Private Placement Warrants, with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 7, 2026 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A ordinary shares and warrants are traded on the Nasdaq Capital Market under the symbols “AERT” and “AERTW,” respectively. On January 6, 2026, the closing price of our Class A ordinary shares was $0.5475 per share and the closing price of our warrants was $0.032 per warrant.

Investing in our securities involves risks. See “Risk Factors” beginning on page 17 of the Prospectus and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body have approved or disapproved these securities, or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 7, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2025

Aeries Technology, Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	001-40920	98-1587626
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Paya Lebar Road, #08-13 Paya Lebar Square Singapore	409051
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 228-6404

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A ordinary shares, par value $0.0001 per share	AERT	Nasdaq Capital Market
Redeemable warrants, each whole warrant exercisable for one Class A ordinary share at an exercise price of $11.50	AERTW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into A Material Definitive Agreement.

On December 31, 2025, Aeries Technology, Inc. (“Aeries” or the “Company”) entered into Amendment No. 1 (“Amendment No. 1”) to the Letter Agreement, dated September 16, 2025 (the “Letter Agreement”), by and between the Company and Sandia Investment Management LP (“Sandia”) with respect to that certain Confirmation of OTC Equity Prepaid Forward Transaction, dated as of November 3, 2023, by and between the Company and Sandia, as amended by that certain Forward Purchase Agreement Confirmation Amendment, dated as of November 3, 2023, as amended and restated by that certain Confirmation of OTC Equity Prepaid Forward Transaction, dated as of November 27, 2024 (as amended and restated, the “Forward Purchase Agreement”).

The Letter Agreement provided for sales of the Company’s Class A ordinary shares held by Sandia issued pursuant to the Forward Purchase Agreement to offset the Company’s payment obligations to Sandia under the Forward Purchase Agreement at a sales price not lower than $1.05 per share continuing through December 31, 2025 (the “Designated Period”), among other things. Amendment No. 1 extends the Designated Period to January 9, 2026. All other terms and provisions of the Letter Agreement remain unchanged and in full force and effect.

The foregoing summary of Amendment No. 1 is qualified in its entirety by reference to the text of the document, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Amendment No. 1 to Letter Agreement, dated December 31, 2025, by and between Aeries Technology, Inc. and Sandia Investment Management LP
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aeries Technology, Inc.
A Cayman Islands exempted company

Date: January 7, 2026	By:	/s/ Daniel S. Webb
Daniel S. Webb
Chief Financial Officer

2

Exhibit 10.1

AMENDMENT NO. 1 TO LETTER AGREEMENT

Dated: December 31, 2025

This Amendment No. 1 (this “Amendment”) to the Letter Agreement is entered into by and between the parties to that certain Letter Agreement dated September 16, 2025 (the “Letter Agreement”).

1.	Extension of Designated Period: Notwithstanding anything to the contrary contained in the Letter Agreement, the parties hereby agree that the “Designated Period” is extended and shall expire on January 9, 2026.

2.	No Other Amendments: Except as expressly set forth in this Amendment, all terms and provisions of the Letter Agreement shall remain unchanged and in full force and effect.

3.	Effect of Amendment: This Amendment shall be deemed to form a part of, and be read together with, the Letter Agreement, and any reference to the Letter Agreement therein shall mean the Letter Agreement as amended by this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 as of the date first written above.

AERIES TECHNOLOGY, INC.

By:	/s/ Bhisham Khare
Name:	Bhisham Khare
Title:	Director and CEO

SANDIA INVESTMENT MANAGEMENT LP

By:	/s/ Tom Cagna
Name:	Tom Cagna
Title:	COO, CFO & CCO